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                                                                     EXHIBIT 1.2

                  INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

                      FORM OF SOLICITING DEALERS AGREEMENT

Ladies and Gentlemen:

     We have entered into an agreement (the "Dealer Manager Agreement") which is a part hereof and attached hereto, with Inland Western Retail Real Estate Trust, Inc., a Maryland corporation (the "Company"), under which we have agreed to use our best efforts to solicit subscriptions for the shares of common stock (the "Shares") in the Company. The Company is offering to the public an aggregate maximum of up to 250,000,000 Shares at a price of $10.00 per Share on a "best efforts" basis and up to 20,000,000 Shares issued pursuant to the Company's distribution reinvestment program at a price of $9.50 per Share (the "Offering").

     In connection with the performance of our obligations under Section 2 of the Dealer Manager Agreement, we are authorized to retain the services of securities dealers who are members of the National Association of Securities Dealers, Inc. (the "Soliciting Dealers") to solicit subscriptions. You are hereby invited to become a Soliciting Dealer and, as such, to use your best efforts to solicit subscribers for Shares, in accordance with the following terms and conditions:

     1. A registration statement (the "Registration Statement") with respect to the 270,000,000 Shares has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and has become effective. The 270,000,000 Shares and the Offering are more particularly described in the enclosed prospectus (the "Prospectus") which is part of the Registration Statement. Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request and may be provided to you in electronic version by us or by the Company. We will also provide you with reasonable quantities of any supplemental literature prepared by the Company in connection with the offering of the Shares (the "Offering").

     2. Solicitation and other activities by the Soliciting Dealers hereunder shall be undertaken only in accordance with the Dealer Manager Agreement, this Agreement, the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the applicable rules and regulations of the Commission, the Blue Sky Survey hereinafter referred to and the Rules of the National Association of Securities Dealers, Inc. (the "NASD"), specifically including, but not in any way limited to, NASD Rules 2440, 2710, 2730, 2740, 2750 and 2810. In offering the sale of Shares to any person, each Soliciting Dealer shall have reasonable grounds to believe (based on such information as the investment objectives, other investments, financial situation and needs of the person or any other information known by you after due inquiry) that: (i) such person is or will be in a financial position appropriate to enable such person to realize to a significant extent the benefits described in the Prospectus and has a net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; (ii) the purchase of the Shares is otherwise suitable for such person, and each Soliciting Dealer shall maintain records disclosing the basis upon which each Soliciting Dealer determined the suitability of any persons offered Shares; and (iii) such person has either: (a) a minimum annual gross income of

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$45,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $45,000; or (b) a minimum net worth (determined with the foregoing exclusions) of $150,000.

     If the investor is a resident of California, Michigan, Iowa, Massachusetts, Missouri, Oregon or Tennessee, the investor must have either: (i) a minimum net worth (excluding home, home furnishings and automobiles) of $225,000; or (ii) a minimum annual gross income of $60,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $60,000.

     If the investor is a resident of Maine, the investor must have either: (i) a minimum net worth (excluding home, home furnishings and automobiles) of $200,000; or (ii) a minimum annual gross income of $50,000 and a minimum net worth (exclusive of home, home furnishings and automobiles) of $50,000.

     In addition, if the investor is a resident of Kansas, Missouri, Ohio or Pennsylvania, the investment may not exceed 10% of the investor's liquid net worth.

     Each Soliciting Dealer agrees: (i) to deliver to each person who subscribes for the Shares, a Prospectus, as then supplemented or amended, prior to the tender of his subscription agreement (the "Subscription Agreement"); (ii) to comply promptly with the written request of any person for a copy of the Prospectus during the period between the effective date of the Registration Statement and the later of the termination of the distribution of the Shares or the expiration of 40 days after the first date upon which the Shares were offered to the public; (iii) to deliver in accordance with applicable law or as prescribed by any state securities administrator to any person a copy of any prescribed document included within the Registration Statement; and (iv) to maintain in its files for at least six years, documents disclosing the basis upon which the determination of suitability was reached as to each purchaser of Shares

     3. Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement, we shall pay to you a reallowable 7% selling commission of the price paid per Share for all Shares sold (except for Special Sales) from the 250,000,000 Shares offered on a "best efforts" basis for which you have acted as Soliciting Dealer pursuant to this Agreement.

     Subject to certain conditions and exceptions explained below, investors making an initial cash investment of at least $3,000 through the same Soliciting Dealer may receive a reduction of the reallowable 7% selling commission payable in connection with the purchase of those Shares in accordance with the following schedule:

 Amount of Selling                  Amount of Purchaser's Investment                        Maximum Commission
  Volume Discount               From                               To                            Per Share
--------------------  -----------------------------  ---------------------------------  --------------------------
       1%                 $     250,010                             $     500,000                  6%
       2%                 $     500,010                             $   1,000,000                  5%
       3%                 $   1,000,010                             $   2,500,000                  4%
       4%                 $   2,500,010                             $   5,000,000                  3%
       5%                 $   5,000,010                             $  10,000,000                  2%
       6%                 $  10,000,010                   more than $  10,000,010                  1%

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     Any reduction in the amount of the selling commissions in respect of volume discounts received will be credited to the investor in the form of additional whole shares or fractional shares. Selling commissions will not be paid on any such whole shares or fractional shares issued for a volume discount.

     The agreement between the subscriber and the Soliciting Dealer as to the method of effecting the volume discount and the amount of the volume discount must be set forth in writing in an instrument satisfactory in form and substance to the Company and to the Dealer Manager.

     Certain purchases may be combined for the purpose of qualifying for a volume discount and crediting a purchaser or purchasers with additional Shares for the above described volume discount, and for determining commissions reallowable to you, so long as all such combined purchases are made through you and approved by the Company. A purchaser may combine subscriptions made in the Offering with other subscriptions in the Offering, for the purpose of computing amounts invested. Purchases by spouses may be combined and purchases by any investor may be combined with other purchases of Shares to be held as joint tenants or a tenant in common by such investor with others for purposes of computing amounts invested. Purchases by tax-exempt entities may only be combined with purchases by other tax-exempt entities for purposes of computing amounts invested only if investment decisions are made by the same Person, provided that if the investment decisions are made by an independent investment adviser, that investment adviser may not have any direct or indirect beneficial interest in any of the tax-exempt entities whose purchases are sought to be combined. The investor must mark the "Additional Investment" space on the Subscription Agreement Signature Page in order for purchases to be combined. The Company is not responsible for failing to combine purchases, where the investor fails to mark the "Additional Investment" space.

     If the Subscription Agreements for the purchases to be combined are submitted at the same time, then the additional Shares to be credited to the purchasers as a result of such combined purchases will be credited on a pro rata basis. If the Subscription Agreements for the purchases to be combined are not submitted at the same time, then any additional Shares to be credited as a result of such combined purchases will be credited to the last component purchase, unless the Company is otherwise directed in writing at the time of such submission; except however, the additional Shares to be credited to any Tax-Exempt Entities whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis based on the amount of the investment of each Tax-Exempt Entity and their combined purchases.

     Notwithstanding the preceding paragraphs, in no event shall any investor receive a discount greater than 5% on any purchase of Shares if such investor already owns, or may be deemed to already own, any Shares. This restriction may limit the amount of the volume discount available to a purchaser after the purchaser's initial purchase and the amount of additional Shares that may be credited to a purchaser as a result of the combination of purchases.

     In the event the dollar amount of commissions paid for such combined purchases exceeds the maximum commissions for such combined purchases (taking the volume discount into effect), you will be obligated to forthwith return to the Dealer Manager (for credit to the Company) any excess commissions received. The Dealer Manager may adjust any future commissions due to you for any such excess commissions that have not been returned.

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     You (and other Soliciting Dealers) also may receive an amount equal to a maximum of an additional 1.5% of the price per Share for all Shares sold (except for certain Special Sales) from the 250,000,000 Shares offered on a "best efforts" basis for which you have acted as Soliciting Dealer hereunder, as a sales credit (as described in the following paragraph) (equal to 1%) and due diligence expense allowance (equal to .5%). However, except to the extent set forth below, such amounts will only be paid to a Soliciting Dealer for actual marketing and due diligence expenses. Furthermore, you (and other Soliciting Dealers) will not be paid any portion of the wholesaling fees paid in connection with the Offering. Such wholesaling fees and the sales credit described in the following paragraph are included within the maximum Marketing Contribution.

     You (and other Soliciting Dealers) who sell more than a predetermined number of Shares (to be determined by the Dealer Manager annually on a calendar year basis) shall be entitled to receive a sales credit in the amount of 1% of the price of all Shares sold by that Soliciting Dealer, which amount(s) shall be paid quarterly, in arrears, upon first reaching the predetermined annual threshold and each quarter thereafter during the calendar year in which the Soliciting Dealer is credited with additional sales. Certain marketing and due diligence expenses such as Soliciting Dealer conferences and due diligence fees may be advanced to a Soliciting Dealer and later deducted from that Soliciting Dealer's sales credit. Any sales credit shall be deducted from the maximum Marketing Contribution, which may otherwise be reallowable to the Soliciting Dealer.

     You (and other Soliciting Dealers) may reallow any portion of the above sales credit to its registered representatives as is permitted under applicable law and regulations including, without limitation, the federal and any applicable state securities laws, any rules and/or regulations thereunder and the rules and regulations of the NASD.

     In connection with the performance of services, employees, Directors and associates of the Company and its Affiliates, the Advisor, Affiliates of the Advisor, the Dealer Manager and their respective officers and employees and certain of their affiliates will be permitted to purchase Shares, as Special Sales, net of selling commissions, the Marketing Contribution and the Due Diligence Expense Allowance, and you shall not be entitled to receive any compensation attributable to any such purchase(s).

     Certain other Special Sales shall be effected directly by the Company and not pursuant to this Agreement, and no selling commission shall be payable in connection with such Special Sales, including sales to one or more Soliciting Dealers and their respective officers and employees and certain of their respective affiliates who request and are entitled to purchase Shares net of selling commissions. Furthermore, no selling commission shall be payable on the Shares credited to an investor as a result of a volume discount or on sales of Shares to certain investors whose contracts for investment advisory and related brokerage services include a fixed or "wrap" fee feature. The term "Special Sales" shall have the meaning ascribed to it in the Prospectus. The Marketing Contribution and Due Diligence Expense Allowance will, however, be allowed and paid with respect to those sales which are "Special Sales" solely by virtue of
(a) the presence of a contract for investment advisory and related brokerage services with the proposed investor/subscriber which includes a fixed or "wrap" fee feature , (b) being sales to the Soliciting Dealers and their respective officers and employees and certain of their respective affiliates who request and are entitled to purchase Shares net of selling commissions, and (c)

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being sales of Shares which are entitled to a volume discount, including the
Shares credited to an investor as a result of a volume discount. Any subsequent purchases of Shares by investors who initially purchased Shares net of the selling commission are limited to a maximum discount of 5% of the public offering price per Share.

     Your compensation may also be adjusted in the manner set forth in Section
4.7 of the Dealer Manager Agreement.

     Notwithstanding the foregoing, it is understood and agreed that no commission shall be payable with respect to particular Shares if the Company rejects a proposed subscriber's Subscription Agreement, which it may do, as provided in the form of Subscription Agreement for any reason or for no reason. Accordingly, you shall have no authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) to any subscriber; such authority residing solely in us, as the Dealer Manager and processing broker-dealer.

     Certain subscribers to the Company's Shares may agree with their participating Soliciting Dealer and the Dealer Manager to have selling commissions due with respect to the purchase of their Shares paid over a period of up to six years pursuant to a deferred commission option arrangement (the "Deferred Commission Option"), as more fully explained, and subject to the conditions set forth, under the section "Plan of Distribution--Deferred Commission Option" in the Company's Prospectus, which section is incorporated by reference herein. Stockholders electing the Deferred Commission Option will be required to pay a total of $9.40 per Share purchased upon subscription, rather than $10.00 per Share, with respect to which $0.15 per Share will be payable by the Company to the Dealer Manager as selling commissions due upon subscription, of which $0.10 per share will be reallowable to the participating Soliciting Dealer by the Dealer Manager. For each of the six years following such subscription on a date or dates to be determined by the Dealer Manager, $0.10 per Share will be paid by the Company to the Dealer Manager as deferred selling commissions with respect to Shares sold pursuant to the Deferred Commission Option, which amounts will be deducted from and paid out of cash distributions otherwise payable to such stockholders holding such Shares, and may be reallowed to the participating Soliciting Dealer by the Dealer Manager. The net proceeds to the Company will not be affected by the election of the Deferred Commission Option. Under this arrangement and based on a $10.00 per Share deemed value for each Share issued, a stockholder electing the Deferred Commission Option will pay a 1.5% selling commission, of which 1% will be reallowable, upon subscription, rather than a 7.5% selling commission, of which 7% will be reallowable, and an amount equal to up to a 1% selling commission per year thereafter for up to the next six years which will be deducted from and paid by the Company out of cash distributions otherwise payable to such stockholder.

     As in any volume discount situation, selling commissions are not paid on any Shares issued for a volume discount. Therefore, when the deferred commission option is used, no deductions will be made for deferred commission obligations from cash distributions payable on the Shares issued for a volume discount, because there will not be any deferred commission obligation as to those particular Shares. The number of Shares issued, if any, for a volume discount, will be determined as described above in Section 2(d)(i) of the Agreement.

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     At such time, if any, that the Company's Shares are listed on a national securities exchange or included for quotation on a national market system, or such listing or inclusion is reasonably anticipated to occur at any time prior to the satisfaction of the remaining deferred commission obligations, the Company shall accelerate all outstanding payment obligations under the Deferred Commission Option. The amount of the remaining selling commissions due shall be deducted and paid by the Company out of cash distributions otherwise payable to such Stockholders during the time period prior to any such listing of the Shares for trading on a national securities exchange or inclusion for quotation on a national market system; provided that, in no event may the Company withhold in excess of $.60 per Share in the aggregate during the six-year period following the subscription. The maximum amount that may be withheld and the maximum number of years for which selling commissions may be deferred will be lower when the volume discount provisions are also applicable and less than 6% of the selling commissions are deferred. To the extent that the cash distributions during such time period are insufficient to satisfy the remaining deferred selling commissions due, the obligations of the Company and the Company's Stockholders to make any further payments of deferred selling commissions under the Deferred Commission Option shall terminate and the Dealer Manager (and participating Soliciting Dealers if the deferred selling commissions are reallowed to them by the Dealer Manager) will not be entitled to receive any further portion of the unpaid deferred selling commissions following any such listing for trading or inclusion for quotation of the Shares.

     4. We reserve the right to notify you by telegram or by other means of the number of Shares reserved for sale by you. Such Shares will be reserved for sale by you until the time specified in our notification to you. Sales of any reserved Shares after the time specified in the notification to you or any requests for additional Shares will be subject to rejection in whole or in part.

     5. Payments for Shares shall be made by checks payable to "LBNA/Escrow Agent for IWRRET" and forwarded together with a copy of the Subscription Agreement, which is attached as Appendix C to the Prospectus or such other form of Subscription Agreement as may be revised by the Company, executed by the subscriber, to Inland Securities Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523, not later than noon of the next business day after receipt of such Subscription Agreement and check (when your internal supervisory procedures are completed at the site at which the Subscription Agreement and check were received by you) or, when your internal supervisory procedures are performed at a different location (the "Final Review Office"), you shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following your receipt of the Subscription Agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward both the Subscription Agreement and check to the Dealer Manager as processing broker-dealer. If any Subscription Agreement solicited by you is rejected by the Company, the Subscription Agreement and check will be forwarded to the escrow agent for prompt return to the rejected subscriber.

     6. We will inform you as to the jurisdictions in which we have been advised by the Company that the Shares have been qualified for sale or are exempt under the respective securities or "blue sky" laws of such jurisdictions; but neither we nor the Company have assumed and will not assume any obligation or responsibility as to your qualification or your

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right to act as a broker and/or dealer with respect to the Shares in any jurisdiction. You agree that you will not make any offers except in states in which we may advise you that the Offering has been qualified or is exempt and further agree to assure that each person to whom you sell Shares (at both the time of the initial purchase as well as at the time of any subsequent purchases) meets any special suitability standards which apply to sales in a particular jurisdiction, as described in the Blue Sky Survey and the Subscription Agreement. The Blue Sky Survey which has been or will be furnished to you indicates the jurisdictions in which it is believed that the offer and sale of Shares covered by the Prospectus is exempt from, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto.

     It is understood and agreed that under no circumstances will you, as a Soliciting Dealer, engage in any activities hereunder in any jurisdiction in which you may not lawfully so engage or in any activities in any jurisdiction with respect to the Shares in which you may lawfully so engage unless you have complied with the provisions hereof.

     7. The Company may issue additional or successor products, in which event we will inform you (and other Soliciting Dealers) of the new product and its related commission schedule. We agree to obtain written permission from you (the Soliciting Dealer) before attaching additional or successor products as part of the Selling Agreement. We will not contact a Soliciting Dealer's registered representatives regarding additional or successor products until approval is obtained from the Soliciting Dealer.

     We agree to notify you (and other Soliciting Dealers) of any new promotions or sales incentive programs concerning Inland Western Retail Real Estate Trust, Inc. We will not contact a Soliciting Dealer's registered representatives concerning these promotions or sales incentive programs until we have received permission from the Soliciting Dealer. We acknowledge that each Soliciting Dealer reserves the right to refuse to allow its registered representatives to participate in promotions or sales incentive programs.

     8. Neither you nor any other person is authorized by the Company or by us to give any information or make any representations in connection with this Agreement or the offer of Shares other than those contained in the Prospectus, as then amended or supplemented, or any sales literature approved by us and the Company. You agree not to publish, circulate or otherwise use any other advertisement or solicitation material without our prior written approval. You are not authorized to act as our agent in any respect, and you agree not to act as such agent and not to purport to act as such agent.

     9. We shall have full authority to take such action as we may deem advisable with respect to all matters pertaining to the Offering or arising thereunder. We shall not be under any liability (except for (i) our own lack of good faith and (ii) for obligations expressly assumed by us hereunder) for or in respect of the validity or value of or title to, the Shares; the form of, or the statements contained in, or the validity of, the Registration Statement, the Prospectus or any amendment or supplement thereto, or any other instrument executed by Inland Western Retail Real Estate Advisory Services, Inc., the Company's advisor (the "Advisor"), the Company or by others; the form or validity of the Dealer Manager Agreement or this Agreement; the delivery of the Shares; the performance by the Advisor, the Company or by others of any agreement on its or

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their part; the qualification of the Shares for sale under the laws of any jurisdiction; or any matter in connection with any of the foregoing; provided, however, that nothing in this paragraph shall be deemed to relieve the Company or the undersigned from any liability imposed by the Act. No obligations on the part of the Company or the undersigned shall be implied or inferred herefrom.

     10. Privacy Act. It is understood and acknowledged by all parties that they may be financial institutions subject to, and will comply with, all applicable federal and state regulations regarding customer and consumer privacy, including Title V of the Gramm-Leach-Bliley Act. Privacy provisions of the Gramm-Leach-Bliley Act limit disclosure of customer information to uses required by law, regulation or rule, or uses consistent with the purposes for which this information was disclosed in the Soliciting Dealers Agreement. "Customer information" is defined as any information contained on a customer's application and includes all nonpublic personal information about a customer shared by the Company, the Dealer Manager and the Soliciting Dealer. Subject to the provisions of the Bramm-Leach-Bliley Act, the parties shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of customer information in their control. In the event of any improper disclosure of customer information, the party responsible agrees to immediately notify the other party.

     11. Anti-Money Laundering. All parties agree to comply with U.S. Department of Treasury regulations (outlined in the Patriot Act) that require reasonable efforts to verify the identity of new customers, maintain customer records, and check the names of new customers against a government terrorist list. Further, to provide the Financial Crimes Enforcement Network with information regarding: 1) the identity of a specified individual or organization; 2) account number; 3) all identifying information provided by the account holder, and 4) the date and type of transaction, upon request. All parties will manually monitor account activity to identify patterns of unusual size or volume, geographic factors, and any of the other "red flags" described in the Patriot Act as potential signals of money laundering or terrorist financing. The Company and the Dealer Manager reserve the right to reject account applications from new customers who fail to provide necessary account information or who intentionally provide misleading information.

     12. Under the Dealer Manager Agreement, the Company has agreed to indemnify you and us and each person, if any, who controls you or us, in certain instances and against certain liabilities, including liabilities under the Act in certain circumstances. You agree to indemnify the Company and each person who controls it as provided in the Dealer Manager Agreement and to indemnify us to the extent and in the manner that you agree to indemnify the Company in such Dealer Manager Agreement.

     13. You hereby authorize and ratify the execution and delivery of the Dealer Manager Agreement by us as Dealer Manager for ourselves and on behalf of the Soliciting Dealers (including you) and authorize us to agree to any variation of its terms or provisions and to execute and deliver any amendment, modification or supplement thereto. Each Soliciting Dealer hereby agrees to be bound by all provisions of the Dealer Manager Agreement relating to Soliciting Dealers. You also authorize us to exercise, in our discretion, all the authority or discretion now or hereafter vested in us by the provisions of the Dealer Manager Agreement and to take all such actions as we may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.

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     14.  This Agreement, except for the provisions of Sections 9 and 12 hereof, may be terminated at any time by either party hereto by two days' prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Sections 9 and 12 hereof, which Sections shall terminate seven (7) years from the date hereof.

     15. Any communications from you should be in writing addressed to us at Inland Securities Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523,
Attention: Ms. Brenda G. Gujral, President. Any notice from us to you shall be deemed to have been duly given if mailed, communicated by telegraph or telefacsimile or delivered by overnight courier to you at your address shown below.

     16. Nothing herein contained shall constitute the undersigned, you, the other Soliciting Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

     17. Prior to offering the Shares for sale, you shall have conducted an inquiry such that you have reasonable grounds to believe, based on information made available to you by the Company or the Advisor through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, each Soliciting Dealer may obtain, upon request, information on material facts relating at a minimum to the following:

          a)  items of compensation;

          b)  Company properties;

          c)  tax aspects;

          d)  financial stability and experience of the Company and the Advisor;

          e)  conflicts and risk factors; and

          f)  appraisals and other pertinent reports.

     Notwithstanding the foregoing, each Soliciting Dealer may rely upon the results of an inquiry conducted by another Soliciting Dealer, provided that:

          (i) such Soliciting Dealer has reasonable grounds to believe that such inquiry was conducted with due care;

          (ii) the results of the inquiry were provided to you with the consent of the Soliciting Dealer conducting or directing the inquiry; and

          (iii) no Soliciting Dealer that participated in the inquiry is an affiliate of the Company.

     Prior to the sale of the Shares, each Soliciting Dealer shall inform the prospective purchaser of all pertinent facts relating to the liquidity and marketability of the Shares during the term of the investment.

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     If the foregoing is in accordance with your understanding and agreement, please sign and return the attached duplicate of this Agreement. Your indicated acceptance thereof shall constitute a binding agreement between you and us.

                               Very truly yours,

                               INLAND SECURITIES CORPORATION

                               By:
                                       -----------------------------------
                               Title:
                                       -----------------------------------
                               Date:
                                       -----------------------------------

     We confirm our agreement to act as a Soliciting Dealer pursuant to all the terms and conditions of the above Soliciting Dealer Agreement and the attached Dealer Manager Agreement. We hereby represent that we will comply with the applicable requirements of the Act and the Exchange Act and the published Rules and Regulations of the Commission thereunder, and applicable blue sky or other state securities laws. We confirm that we are a member in good standing of the NASD. We hereby represent that we will comply with the Rules of the NASD and all rules and regulations promulgated by the NASD.

     Dated: ___________________,2003

Name of Soliciting Dealer:
                          -------------------------------------

Federal Identification Number:
                              ---------------------------------

By:
    -----------------------------------
          Authorized Signature

Kindly have checks representing commissions forwarded as follows (if different than above):

--------------------------------------------------------------------------------
(Please type or print)

Name of Firm:
             ----------------------------------------------

Address
              Street:
                     --------------------------------------
              City:
                   ----------------------------------------
              State and Zip Code:
                                 --------------------------
              (Area Code) Telephone No.:
                                        -------------------

Attention:
          -------------------------------------------------

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